EXHIBIT 4.2

AMENDMENT NO. 1 TO
STOCK UP ON SUCCESS,
THE GAP, INC.’S STOCK OPTION BONUS PROGRAM

The Gap, Inc., having adopted Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program (the “Plan”) effective as of January 1, 1999, hereby amends the Plan, effective as of September 10, 2002 (except as otherwise provided below), as follows:

1.  The Plan is hereby renamed “The Gap, Inc. 2002 Stock Option Plan” and all references therein to the Plan are amended accordingly.

2.  Section 2.18 is hereby amended in its entirety to read as follows:

2.18    “Plan” means The Gap, Inc. 2002 Stock Option Plan, as set forth in this instrument and as hereafter amended from time to time.

3.  Effective as of June 21, 1999, the first sentence of Section 4.1 is amended by deleting the numeral “4,000,000” therefrom and substituting the numeral “6,000,000” therefor.

4.  Effective as of June 21, 1999, the second sentence of Section 5.1 is amended by deleting the numeral “300” therefrom and substituting the numeral “450” therefor.

5.  Section 5.1 (as amended by Paragraph 4 above) is hereby further amended in its entirety to read as follows:

5.1    Grant of Options.    Subject to the terms and provisions of the Plan, Options may be granted Eligible Employees. The Committee, in its sole discretion shall determine which Eligible Employees, if any, are granted Options under the Plan, and shall determine the number of Shares subject to each such Option. The Committee, in its sole discretion, shall determine the Grant Date for each Option.

6.  Section 5.3 is hereby amended in its entirety to read as follows:

5.3    Exercise Price.    The Exercise Price for each Option shall be determined by the Committee in its sole discretion; provided, however, that the Exercise Price shall not be less than twenty-five percent (25%) of the Fair Market Value of a Share on the Grant Date.

IN WITNESS WHEREOF, The Gap, Inc., by its duly authorized officer, has executed this Amendment No. 1 to the Plan as of the date indicated below.

Date: September 10, 2002	THE GAP, INC.

	By:	/s/ ANNE B. GUST
Anne B. Gust Executive Vice President and Chief Administrative Officer